Exhibit 99.1

CyberOptics Reports Third Quarter Operating Results

$3.0 Million Share Buyback Authorization Announced

Minneapolis, MN—October 30, 2012—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated sales of $11.6 million for the third quarter of 2012 ended September 30, down from $17.1 million in the year-earlier period, reflecting continued weakness in the global SMT electronics market. The net loss for the current quarter was $447,000 or $0.06 per diluted share, compared to earnings of $1.6 million or $0.22 per diluted share in last year’s third quarter. The third quarter net loss included a restructuring charge of $217,000 related to the consolidation of Portland-based semiconductor research and product development into CyberOptics’ Minneapolis headquarters facility.

CyberOptics also announced that its board of directors has authorized a $3.0 million share repurchase program. The common stock will be acquired from time to time in open market transactions, block purchases and other transactions complying with the Securities and Exchange Commission’s Rule 10b-18. The Company intends to adopt a 10b5-1 trading plan to implement the repurchase program.

Positive business developments during the third quarter included:

●	Sales of semiconductor products, driven by strong growth of the productivity-enhancing WaferSense product line, totaled $1.9 million, an increase of 19% on a sequential quarterly basis and by 11% from the year-earlier period. WaferSense sales of $1.5 million were up 28% sequentially and 27% year-over-year. Semiconductor sales growth, which partly offset sharply lower sales of SMT sensor and system products, benefited from the recently introduced WaferSense particle sensor, which is being deployed by major semiconductor manufacturers.

●	Sales of the new QX100 tabletop and QX100i in-line automated optical inspection, or AOI, systems exceeded half a million dollars in the third quarter and totaled $1.4 million for the first nine months of 2012, driven by sales to several key companies in the automotive industry in the Americas, Europe, Korea, and Japan, including Hyundai. The company also posted sales of its in-line dual lane versions of its AOI and solder paste inspection systems, to a variety of customers, including a leading notebook and tablet original design manufacturer in China. These new systems, which are outgrowths of a tiered pricing strategy, are enabling CyberOptics to meet changing customer needs, positioning the company to capture additional market share during the current market downturn.

●	CyberOptics continued investing in next-generation products that will position the company for capitalizing upon the 2013 buying season. Under development are enhanced dual lane and dual illumination solder paste inspection systems, as well as QX tabletop and QX in-line AOI systems. Development of next-generation alignment sensors for key OEM customers is nearing completion and will be introduced shortly.

Kathleen P. Iverson, chief executive officer and chair, commented: “Given persistently sluggish global economic conditions, the ongoing downturn in the electronics market resulted in reduced demand for our SMT sensor and system products. However, our semiconductor products turned in a strong performance as our WaferSense product family continued to gain traction as a productivity enhancement tool for semiconductor manufacturers. We believe the consolidation of research and development for our semiconductor products into our Minneapolis facility will help us accelerate development of WaferSense products through more efficient access to CyberOptics’ deep base of sensor engineering talent.”

She continued: “Despite the challenging economic environment, CyberOptics’ financial condition remains very strong. Cash and marketable securities came to $31.2 million at the end of the third quarter, down modestly from $32.3 million at the end of the second quarter but up from $30.5 million at December 31, 2011. Our sizable cash position is allowing us to maintain our strong commitment to the development of important next-generation products that, we believe, will position us to capture additional share as the electronics market rebounds. In addition, we are continuing to evaluate strategic acquisition opportunities as a means for entering new markets with related technologies.”

Iverson said: “Backlog at September 30, 2012 totaled $2.2 million, compared to $4.3 million at the end of this year’s second quarter. This factor, combined with ongoing weakness in the global electronics industry, will result in a sequential decline in fourth quarter sales. Although soft market conditions are expected to continue at least through the first quarter of 2013, we believe our ongoing investments in new and enhanced products will position CyberOptics to take optimum advantage of the next market upturn.”

She added: “Over the past few years, we have strived to build flexibility into our business model that would enable us to work through periodic downturns in the market. As a result of this effort, we believe we are as well positioned as we ever have been, supported by new products and new customers that will help CyberOptics weather the current economic environment and emerge as a stronger company. Our $3.0 million share repurchase program reflects the confidence of our board of directors in the future of CyberOptics as one of the world’s leading providers of SMT electronics and semiconductor productivity solutions.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability or loss we achieve in 2012; success of anticipated new OEM and end-user opportunities; the need for a valuation allowance with respect to our deferred tax assets; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 1-480-629-9644 or toll free at 1-877-941-8631 with the conference ID: 4570844. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the third quarter conference call will be available one hour after the call at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Revenue	$11,558	$17,088	$35,841	$47,297
Cost of revenue	6,477	9,621	19,996	25,716
Gross margin	5,081	7,467	15,845	21,581
Research and development expenses	2,129	1,838	6,108	5,603
Selling, general and administrative expenses	3,324	3,542	9,919	10,870
Restructuring and severance costs	217	—	217	—
Amortization of intangibles	—	18	—	108
Income (loss) from operations	(589)	2,069	(399)	5,000
Interest income and other	94	18	53	97
Income (loss) before income taxes	(495)	2,087	(346)	5,097
Provision (benefit) for income taxes	(48)	521	(134)	1,287
Net income (loss)	$(447)	$1,566	$(212)	$3,810
Net income (loss) per share - Basic	$(0.06)	$0.23	$(0.03)	$0.55
Net income (loss) per share - Diluted	$(0.06)	$0.22	$(0.03)	$0.55
Weighted average shares outstanding - Basic	6,951	6,914	6,940	6,900
Weighted average shares outstanding - Diluted	6,951	6,962	6,940	6,948

Condensed Consolidated Balance Sheets

	Sept. 30, 2012 (Unaudited)	Dec. 31, 2011
Assets
Cash and cash equivalents	$9,382	$13,791
Marketable securities	12,086	10,640
Accounts receivable, net	9,061	11,909
Inventories	12,269	11,052
Income tax refunds and deposits	381	196
Other current assets	1,622	1,238
Deferred tax assets	2,270	2,518
Total current assets	47,071	51,344

Marketable securities	9,738	6,106
Intangible and other assets, net	777	799
Fixed assets, net	1,771	1,400
Other assets	142	137
Deferred tax assets	3,014	3,130
Total assets	$62,513	$62,916

Liabilities and Stockholders’ Equity
Accounts payable	$4,283	$4,081
Accrued expenses	2,939	4,312
Total current liabilities	7,222	8,393

Other liabilities	1,431	1,554
Total liabilities	8,653	9,947

Total stockholders’ equity	53,860	52,969
Total liabilities and stockholders’ equity	$62,513	$62,916

Backlog Schedule:
4th Quarter 2012		$1,651
1st Quarter 2013 and beyond		564
Total backlog		$2,215